Exhihbit 99.4

[INSERT LOGO]

Dear Depositors and Friends of East Boston Savings Bank:

I am pleased to tell you about an investment opportunity. Pursuant to a Plan of Conversion (the “Plan”), our organization will convert from the mutual holding company to the stock holding company form of organization. To accomplish the conversion, Meridian Bancorp, Inc., newly-formed to become the parent company of East Boston Savings Bank, is conducting an offering of shares of common stock. Enclosed you will find a Prospectus and a Questions and Answers Brochure with important information about the Plan and the stock offering.

Our records indicate you were a depositor of East Boston Savings Bank with $50 or more of deposits as of the close of business on February 28, 2013. As such you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commissions charged to purchasers during the subscription offering. Eligible depositors include depositors of Mt. Washington Bank, a division of East Boston Savings Bank.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 5:00 p.m., Eastern Time, on [expiration date], 2014. If you are interested in purchasing shares of common stock, you may submit your order form and payment by mail using the return envelope provided, by bringing your Stock Order Form to our Stock Information Center or by overnight delivery to the indicated address on the order form. Stock Order Forms and full payment must be received (not postmarked) before 5:00 p.m., Eastern Time, on [expiration date], 2014. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future as a Meridian Bancorp, Inc. stockholder.

Sincerely,

[INSERT SIGNATURE]

Richard J. Gavegnano

Chairman, President & Chief Executive Officer

Questions?

Please visit the Stock Information Center located in our office at 67 Prospect Street, Peabody, MA or call our Stock

Information Center, toll-free, at [phone number], from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays and Saturday, [month day], 2014 from 10:00 a.m. to 4:00 p.m.

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

[INSERT LOGO]

Dear Interested Investor:

I am pleased to tell you about an investment opportunity. Pursuant to a Plan of Conversion our organization will convert from the mutual holding company to the stock holding company form of organization. To accomplish the conversion, Meridian Bancorp, Inc., newly formed to own East Boston Savings Bank, is offering shares of its common stock. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and offering.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 5:00 p.m., Eastern Time, on [expiration date], 2014. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Meridian Bancorp, Inc. stockholder.

Sincerely,

[INSERT SIGNATURE]

Richard J. Gavegnano

Chairman, President & Chief Executive Officer

Questions?

Please visit the Stock Information Center located in our office at 67 Prospect Street, Peabody, MA or call our Stock

Information Center, toll-free, at [phone number], from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays and Saturday, [month day], 2014 from 10:00 a.m. to 4:00 p.m.

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER

[Meridian Bancorp, Inc. Letterhead]

Date

[Imprinted with Name & Address of Subscriber as follows:]

Name1

Name2

Address1

Address2

City, State Zip

STOCK ORDER ACKNOWLEDGEMENT

This letter confirms receipt of your order to purchase shares of Meridian Bancorp, Inc. common stock. Please review the following information carefully to verify that we have accurately recorded your order information. Each order is assigned an order priority described below. Acceptance of your order does not guarantee that you will receive the shares you have ordered. If there are not sufficient shares available to satisfy all subscriptions, the shares of common stock you will receive is subject to the allocation provisions of the Plan of Conversion, as well as other conditions and limitations described in the Meridian Bancorp, Inc. Prospectus dated             , 2014. Purchase limitations and share allocation procedures in the event of an oversubscription are described in the Meridian Bancorp Prospectus in the section entitled “The Conversion and Offering” under the headings, “Subscription Offering and Subscription Rights,” “Community Offering” and “Additional Limitations on Common Stock Purchases”.

If any information does not agree with your records, please call our Stock Information Center, toll-free, at [phone number], Monday through Friday, 10:00 a.m. – 4:00 p.m., Eastern Time. Please refer to the batch and order number listed below when contacting our Stock Information Center.

[Following completion of the offering, allocation information, when available, will be released as soon as practicable on the following website:            ]

Stock Registration:	Other Order Information:
Name1	Batch #:
Name2	Order #:
Address1	Number of Shares Requested:
Address2	Offering Category: (subject to verification; see descriptions below)
City, State Zip	Ownership Type:

THIS LETTER ACKNOWLEDGES ONLY THAT YOUR ORDER AND PAYMENT HAVE BEEN RECEIVED. IT DOES NOT GUARANTEE THAT YOUR ORDER WILL BE FILLED, EITHER COMPLETELY OR PARTIALLY.

The offering period ends at 5:00 p.m., Eastern Time, on [expiration date], 2014. We are then required to receive final regulatory approval before the newly issued shares can begin trading. This may not occur for several weeks after [expiration date], 2014. Your patience is appreciated.

Thank you for your order,

MERIDIAN BANCORP, INC.

[Date], 2014

To Depositors and Friends

of East Boston Savings Bank

Sterne, Agee & Leach, Inc., a member of the Financial Industry Regulatory Authority, is assisting East Boston Savings Bank in converting from the mutual holding company to the stock holding company form of ownership, subject to approval by the corporators of Meridian Financial Services, Inc. and shareholders of Meridian Interstate Bancorp, Inc. Upon completion of the conversion, East Boston Savings Bank will be a wholly-owned subsidiary of Meridian Bancorp, Inc., a newly formed stock holding company. In connection with the conversion, Meridian Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

At the request of Meridian Bancorp Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Meridian Bancorp, Inc. common stock being offered to depositors of East Boston Savings Bank and various other persons until 5:00 p.m., Eastern Time, on [date], 2014. Please read the enclosed prospectus carefully for a complete description of the stock offering. Meridian Bancorp, Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have questions regarding the conversion and the stock offering, please call us at [phone number], Monday through Friday, 10:00 a.m. – 4:00 p.m., Eastern Time, or stop by our Stock Information Center located at 67 Prospect Street, Peabody, MA, 01960.

Very truly yours,

Sterne, Agee & Leach, Inc.

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

STOCK OWNERSHIP MAILING LETTER

[Meridian Bancorp, Inc Logo.]

Dear Shareholder:

I would like to welcome you as a shareholder of Meridian Bancorp, Inc. A total of [#shares] shares were purchased by investors at $10.00 per share. Thank you for your investment and your confidence in our organization.

We are pleased to enclose a statement from our transfer agent reflecting the number of shares of common stock of Meridian Bancorp, Inc. purchased by you in our second step conversion offering. All stock sold in the subscription and community offering has been issued in book entry form through the direct registration system (“DRS”). No physical stock certificates will be issued.

Please examine this statement carefully to be certain that it properly reflects the number of shares you purchased and the names in which the ownership of the shares is to be shown on the books of the Company. If you also owned shares in Meridian Interstate Bancorp, Inc. prior to completion of the offering, a Letter of Transmittal regarding the exchange of those shares for New Meridian Bancorp, Inc. shares, along with other materials, have been mailed to you separately.

If you have any questions about your statement, you should contact the Transfer Agent immediately at the following address.

on the web:

www.rtco.com

by mail:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

by phone:

(800) 368-5948

by email:

info@rtco.com

A short question and answer sheet regarding your DRS statement is enclosed for your information. If your subscription was paid for by check, bank draft or money order, interest will be mailed promptly.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest earned at [interest rate]% per annum, calculated from the date your funds were processed through [date], 2014.

If your stock order was paid in full or in part by authorizing a withdrawal from a East Boston Savings Bank deposit account, the withdrawal was made on [date], 2014. Until then, interest was earned at your contract rate, and the interest remains in your account.

Meridian Bancorp, Inc. common stock trades on the Nasdaq Global Select Market under the symbol “EBSB.” Should you wish to buy or sell Meridian Bancorp, Inc. stock in the future, please contact a brokerage firm or other firm offering investment services.

Thank you for sharing in our company’s future.

Sincerely,

Richard J. Gavegnano

Chairman, President & Chief Executive Officer

DIRECT REGISTRATION STOCK OWNERSHIP

Meridian Bancorp, Inc. (the “Company”) has elected to require former registered stockholders of Meridian Interstate Bancorp, Inc. and new stockholders of Meridian Bancorp, Inc. to use the Direct Registration System (“DRS”) as a means of recording and maintaining the registered shares of Meridian Bancorp, Inc. they will receive as a result of East Boston Savings Bank’s “Second-Step Conversion.” This page outlines what DRS is and what it means to you as a registered shareholder.

What is DRS?

Direct registration is the ownership of stock registered in your own name on the books of the Company, without taking possession of a printed stock certificate. Instead, your ownership is recorded and tracked as an accounting entry (“book entry”) on the books of the Company. DRS is a system that electronically moves investors’ positions between brokers and transfer agents for issuers that offer direct registration.

Why is the Company using DRS?

DRS gives our stockholders several advantages:

•	It eliminates the risk of loss or theft of your stock certificate and the cost and inconvenience of having to obtain a surety bond to replace a lost security; and

•	It eliminates the need for you to store your certificates and retrieve them should you wish to transfer or sell your shares.

How will I know how many shares I own?

The Company’s transfer agent, Registrar and Transfer Company (“Registrar”), will periodically send you an account statement showing you how many shares are held by you in book-entry form.

What happens if I lose a DRS account statement?

If you need a duplicate statement of ownership, contact Registrar and they will mail you a new one. There is no surety charge for additional account statements.

How can I transfer shares to my broker?

To transfer your shares to your brokerage account, provide your broker with:

•	The most recent copy of your Registrar account statement;

•	The Social Security Number on your account;

•	Your Registrar account number (which is on the statement);

•	The number of whole shares held in book-entry form that you wish to transfer to your brokerage account.

Your broker will request that your shares be delivered to your brokerage account through the Depository Trust Company’s Profile System.

[Insert Logo]

Questions and Answers

About our Plan of Conversion and Stock Offering

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

This is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus.

This pamphlet answers questions about our plan of conversion and related stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the section entitled “Risk Factors”.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of East Boston Savings Bank, our customers, our stockholders and the communities we serve.

WHAT IS THE CONVERSION AND REORGANIZATION?

Under our Plan of Conversion (the “Plan”), our organization is converting from the mutual holding company structure to the stock holding company form of organization. Currently, Meridian Financial Services, Inc. MHC owns 59.2% of the common stock of Meridian Interstate Bancorp, Inc. (“Old Meridian”). The remaining 40.8% of common stock of Old Meridian is owned by public stockholders and the East Boston Savings Bank Charitable Foundation. As a result of the conversion, our newly-formed company, named Meridian Bancorp, Inc. (“New Meridian”) will become the parent company of East Boston Savings Bank. Shares of common stock of New Meridian representing the ownership interest of Meridian Financial Services, Inc. MHC in Old Meridian are currently being offered for sale.

At the completion of the conversion, public stockholders of Old Meridian will exchange their shares of common stock for the newly issued shares of common stock of New Meridian, maintaining their approximate percentage ownership in our organization prior to the conversion, as adjusted for assets (other than shares of Old Meridian common stock) held by Meridian Financial Services, Inc. MHC.

After the conversion is completed, 100% of the common stock of New Meridian will be owned by public stockholders and the East Boston Savings Bank Charitable Foundation. Upon completion of the conversion and offering, Meridian Financial Services, Inc. MHC’s shares will be cancelled and Meridian Financial Services, Inc. MHC and Old Meridian will no longer exist.

WHAT ARE THE REASONS FOR THE CONVERSION AND OFFERING?

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to: enhance our regulatory capital position, transition us to a more familiar and flexible organizational structure, improve the liquidity of our shares of common stock and facilitate future mergers and acquisitions.

IS EAST BOSTON SAVINGS BANK CONSIDERED “WELL-CAPITALIZED” FOR REGULATORY PURPOSES?

Yes. At December 31, 2013, East Boston Savings Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.”

WILL CUSTOMERS NOTICE ANY CHANGE IN EAST BOSTON SAVINGS BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management, staff or branches. East Boston Savings Bank will continue to operate as an independent bank.

WILL THE CONVERSION AND OFFERING AFFECT CUSTOMERS’ DEPOSIT ACCOUNTS OR LOANS?

No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit. Each deposit account will also continue to be insured in full for amounts in excess of Federal Deposit Insurance Corporation limits by the excess insurer of Massachusetts savings bank deposits, the Depositors Insurance Fund. Deposit accounts will not be converted to stock.

THE STOCK OFFERING AND PURCHASING SHARES

HOW MANY SHARES ARE BEING OFFERED AND AT WHAT PRICE?

New Meridian is offering for sale between 23,375,000 and 31,625,000 shares of common stock (subject to increase to 36,368,750 shares) at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering.

WHO IS ELIGIBLE TO PURCHASE STOCK DURING THE STOCK OFFERING?

Pursuant to our Plan, non-transferable rights to subscribe for shares of New Meridian common stock in the Subscription Offering have been granted to eligible depositors of East Boston Savings Bank.

Subscription Offering purchase priorities are as follows:

Priority #1 - Depositors with accounts at East Boston Savings Bank with aggregate balances of at least $50 at the close of business on February 28, 2013;

Priority #2 - Our tax-qualified employee benefit plans; and

Priority #3 - Employees, officers, directors, trustees and corporators of East Boston Savings Bank or Meridian Financial Services, Inc. who do not have a higher purchase priority.

Shares of common stock not purchased in the Subscription Offering may be offered for sale in a Community Offering, with a preference given to:

1.	Natural persons (including trusts of natural persons) residing in the Massachusetts cities and towns of Belmont, Boston, Cambridge, Chelsea, Danvers, Everett, Lynn, Lynnfield, Malden, Medford, Melrose, Peabody, Revere, Saugus, Somerville, Wakefield and Winthrop; and

2.	Old Meridian’s public stockholders as of [record date] and;

3.	Other members of the general public.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering or in an underwritten public offering conducted on a firm commitment basis to the general public.

I AM ELIGIBLE TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING BUT AM NOT INTERESTED IN INVESTING. MAY I ALLOW SOMEONE ELSE TO USE MY STOCK ORDER FORM TO TAKE ADVANTAGE OF MY PRIORITY AS AN ELIGIBLE ACCOUNTHOLDER?

No… subscription rights are non-transferable! Federal and state regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible accountholders’ subscription rights in the offering.

HOW MAY I BUY SHARES DURING THE SUBSCRIPTION OFFERING?

Shares can be purchased by delivering a signed and completed original stock order form, together with full payment payable to Meridian Bancorp, Inc. or authorization to withdraw funds from one or more of your East Boston Savings Bank deposit accounts, provided that the stock order form is received before 5:00 p.m., Eastern Time, on [expiration date]. You may submit your order form and payment by mail using the return envelope provided, by bringing your stock order form to our Stock Information Center or by overnight delivery to the indicated address on the order form.

WHAT IS THE DEADLINE FOR PURCHASING SHARES?

The deadline for purchasing shares of common stock in the subscription and community offerings is 5:00 p.m., Eastern Time, on [expiration date], unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

HOW MAY I PAY FOR THE SHARES?

Payment for shares can be remitted in two ways:

(1.)	Personal check, bank check or money order made payable directly to Meridian Bancorp, Inc.; or

(2.)	Authorizing us to withdraw available funds from the types of East Boston Savings Bank deposit accounts designated on the stock order form. There is no penalty for early withdrawal from a certificate of deposit for the purpose of purchasing stock in the offering.

East Boston Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use an East Boston Savings Bank line of credit check or any type of third party check to pay for shares of common stock. Please do not submit cash. No wire transfer will be accepted without our prior approval. You may not designate withdrawal from East Boston Savings Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from an East Boston Savings Bank IRA or other retirement account. See information on IRAs below.

WILL I EARN INTEREST ON MY FUNDS?

Yes. If you pay by personal check, bank check or money order, you will earn interest at [interest rate]% per annum from the day we process your payment until the completion or termination of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your East Boston Savings Bank deposit account(s), your funds will continue earning interest within the account at the contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion or termination of the conversion and offering.

ARE THERE LIMITS TO HOW MANY SHARES I CAN ORDER?

Yes. The minimum order is 25 shares ($250). No individual may purchase more than 50,000 shares ($500,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, also cannot exceed 100,000 shares ($1,000,000) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	other persons who may be your associates or persons acting in concert with you.

MAY I USE MY EAST BOSTON SAVINGS BANK INDIVIDUAL RETIREMENT ACCOUNT (“IRA”) TO PURCHASE THE SHARES?

You may use funds currently held in retirement accounts with East Boston Savings Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at East Boston Savings Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the [expiration date], 2014 offering deadline. Your ability to use such funds for this purchase may depend on time constraints because this type of purchase requires additional processing time, and may be subject to limitations and fees imposed by the institution where the funds are held.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

After receipt, your executed Stock Order Form may not be modified, amended or rescinded without our consent, unless the offering is not completed by [extension date], 2014. Prior to the expiration of the offering on [expiration date], 2014, you may increase your order by submitting another stock order form but you may not reduce your order after it has been submitted.

ARE DIRECTORS AND EXECUTIVE OFFICERS OF EAST BOSTON SAVINGS BANK PLANNING TO PURCHASE STOCK?

Yes. Directors and executive officers, together with their associates, are expected to subscribe for an aggregate of [###] shares, ($[amount] million). Whether the subscriptions of directors and executive officers get filled will depend on several factors such as the total number of shares ordered in the offering by all subscribers, the level of their subscription priority, and possibly their deposit account balance with East Boston Savings Bank at February 28, 2013 and February 28, 2012. Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth above and described more fully in the prospectus.

WILL THE STOCK BE INSURED?

No. Like any common stock, New Meridian’s stock will not be insured.

WILL DIVIDENDS BE PAID ON THE STOCK?

The Board of Directors of New Meridian currently intends to consider a policy of paying cash or stock dividends. However, no decision has been made with respect to the amount and timing of any dividend payment.

HOW WILL NEW MERIDIAN’S SHARES TRADE?

Upon completion of the conversion and offering, New Meridian shares will replace the existing shares of Old Meridian and will trade on the Nasdaq Global Select Market under the symbol “EBSB.” Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell shares in the future.

IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

All shares of New Meridian will be issued in “book-entry” form. Paper stock certificates will not be issued. Our transfer agent will send you a stock ownership statement, via the Direct Registration System “(DRS)”, by first class mail as soon as possible after the completion of the conversion and offering. Although the shares of Meridian Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock ownership statement prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the statement will depend on arrangements you may make with a brokerage firm.

WHAT IS DIRECT REGISTRATION SYSTEM (“DRS”)?

Direct registration is the ownership of stock registered in your name on the books of the Company, without taking possession of a printed stock certificate. Instead, your ownership is recorded and tracked as an accounting entry (“book entry”) on the books of the Company. DRS is a system that electronically moves investors’ positions between brokers and transfer agents for issuers that offer direct registration.

THE SHARE EXCHANGE

WHAT IS THE SHARE EXCHANGE?

The outstanding shares of Old Meridian common stock held by public stockholders at the completion date of the conversion and offering will be exchanged for shares of New Meridian common stock. The number of shares of New Meridian stock to be received by stockholders will depend on the number of shares sold in the offering. The procedure is described in the Proxy Statement/Prospectus dated [date] 2014, distributed to the public stockholders of record as of [record date].

WHERE TO GET MORE INFORMATION

WHERE CAN I CALL TO GET MORE INFORMATION?

For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at [phone number], from Monday to Friday, 10:00 a.m. – 4:00 p.m., Eastern Time and Saturday, [date], 2014 from 10:00 a.m. – 4:00 p.m. or visit the Stock Information Center located in our office at 67 Prospect Street, Peabody, MA during these hours.

Meridian Bancorp, Inc.

Stock Order and Certification Form Instructions

Stock Information Center: [number]

Stock Order Form Instructions – All orders are subject to the provisions of the stock offering as described in the prospectus.

Item 1 and 2 – Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares ordered by the subscription price of $10.00 per share. The minimum number of shares of common stock you may order is 25 shares ($250). The maximum number of shares of common stock that can be ordered by an individual or through a single qualifying account is 50,000 shares ($500,000). Further, no person or entity, together with any associate or group or persons acting in concert, may purchase more than 100,000 shares ($1,000,000). Please see the Prospectus section entitled “The Conversion and Offering – Additional Limitations on Common Stock Purchases” for more specific information.

Item 3a – Payment for shares may be made by check, bank draft or money order payable to Meridian Bancorp, Inc. DO NOT MAIL CASH. Funds received during the offering will be held in a segregated account at East Boston Savings Bank and will earn interest at a rate of [interest rate]% per annum until completion or termination of the offering.

Item 3b – To pay by withdrawal from a savings account or certificate of deposit at East Boston Savings Bank, insert the account number(s) and the amounts(s) you wish to withdraw from each account. If more than one signature is required for a withdrawal, all signatories must sign in the signature box on the front of the Stock Order Form. To withdraw from an account with check writing privileges, please write a check. East Boston Savings Bank will waive any applicable penalties for early withdrawal from certificate of deposit accounts (CDs) for the purpose of purchasing stock in the offering. A hold will be placed on the account(s) for the amount(s) you indicate to be withdrawn. Payments will remain in account(s) until the offering closes and earn their respective rate of interest, but will not be available for your use until the completion of the transaction.

Item 4 – Please check one box that applies to you, or the local community or general public boxes if you are not a depositor of East Boston Savings Bank.

Item 5 – Please check one of these boxes if you are a director, officer, trustee, corporator or employee of Meridian Financial Services, Incorporated, East Boston Savings Bank, Meridian Interstate Bancorp, Inc. or Meridian Bancorp, Inc., or a family member of such person or member of such person’s household.

Item 6 - Please check the box, if applicable. If you check the box but have not subscribed for the maximum amount and did not complete Item 7, you may not be eligible to purchase more shares.

Item 7 – Check the box, if applicable, and provide the requested information. Attach a separate page, if necessary. In the Prospectus dated [date], please see the section entitled “The Conversion and Offering – Additional Limitations on Common Stock Purchases” for more information regarding the definition of “associate” and “acting in concert.”

Item 8 – The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of Meridian Bancorp, Inc. common stock. Please PRINT the name(s) in which you want the shares registered and the mailing address for all correspondence related to your order, including a stock ownership statement. Each Stock Order and Certification Form will generate one stock ownership statement, subject to the stock allocation provisions described in the Prospectus. IMPORTANT: Subscription rights are non-transferable. When placing an order in the Subscription offering, you may not add the names of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. Please complete this section as fully and accurately as possible, and be certain to supply your social security or Tax I.D. number(s) and your daytime and evening phone numbers. We will need to call you if we cannot execute your order as given. If you have any questions regarding the registration of stock, please consult your legal advisor or contact the Stock Information Center at [number].

Item 9 – You should list qualifying accounts that you have or had with East Boston Savings Bank in the box located under the heading “Qualifying Accounts.” For example, if you are ordering stock in just your name, you should list all of your account numbers as of the earliest date that you were a depositor. Similarly, if you are ordering stock jointly with another depositor, you should list all account numbers under which either of you are owners, i.e., individual accounts, joint accounts, etc. If you are ordering stock in your minor child’s or grandchild’s name under the Uniform Transfers to Minors Act, the minor must have had an account number on February 28, 2013 and you should list only their account number(s). If you are ordering stock as a corporation, you need to list just that corporation’s account number, as your individual account number(s) do not qualify. Failure to list all of your qualifying deposit account numbers may result in the loss of part or all of your subscription rights.

Item 10 – Sign and date the form where indicated. Before you sign please read carefully and review the information which you have provided and read the acknowledgement. Only one signature is required, unless any account listed in section 3b of this form requires more than one signature to authorize a withdrawal. Please review the Prospectus dated [date], 2014 carefully before making an investment decision.

If you have any questions regarding the offering, please call our Stock Information Center at [phone number] to speak to a representative of Sterne, Agee & Leach, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. – 4:00 p.m., Eastern Time, and will be open Saturday, [month day], 2014 between 10:00 a.m. – 4:00 p.m. You may want to meet in person with a representative by visiting our Stock Information Center located at our office at 67 Prospect Street, Peabody, MA. The Stock Information Center will be closed on bank holidays.

(See Reverse Side for Stock Ownership Guide)

Meridian Bancorp, Inc.

Stock Order and Certification Form Instructions

Stock Information Center: [number]

Stock Ownership Guide

Individual – The stock is to be registered in an individual’s name only. You may not list beneficiaries for this ownership.

Joint Tenants – Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries of this ownership.

Tenants in Common – Tenants in common may also identify two or more owners. When stock is to be held by tenants in common upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

Individual Retirement Accounts – Individual Retirement Account (“IRA”) holders may potentially make stock purchases from their existing IRA if it is a self-directed IRA or through a prearranged “trustee-to-trustee” transfer if their IRA is currently at East Boston Savings Bank. The stock cannot be held in a East Boston Savings Bank account. Please contact your broker or self-directed IRA account provider as quickly as possible to explore this option, as it may take a number of weeks to complete a trustee-to-trustee transfer and place a subscription in this manner.

Registration for IRA’s:

On Name Line 1 – list the name of the broker or trust department followed by CUST or TRUSTEE.

On Name Line 2 – FBO (for benefit of) YOUR NAME [IRA a/c #            ].

Address will be that of the broker/trust department to where the stock certificate will be sent.

The Social Security/Tax I.D. number(s) will be either yours or your trustee’s, as the trustee directs.

Please list your phone numbers, not the phone numbers of your broker / trust department.

Uniform Transfers to Minors Act – For residents of Massachusetts and many states, stock may be held in the name of a custodian for the benefit of a minor under the Uniform Transfers to Minors Act. In this form of ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the child reaches legal age. Only one custodian and one minor may be designated.

Registration for UTMA:

One Name Line 1: print the name of the custodian followed by the abbreviation “CUST”

One Name Line 2: FBO (for benefit of ) followed by the name of the minor, followed by UTMA- MA (or your state’s abbreviation)

List only the minor’s social security number on the form.

Corporation/Partnership – Corporations/Partnerships may purchase stock. Please provide the Corporation/Partnership’s legal name and Tax I.D. To have subscription rights, the Corporation/Partnership must have an account in its legal name and Tax I.D. Please contact the Stock Information Center to verify depositor rights and purchase limitations.

Fiduciary/Trust – Generally, fiduciary relationships (such as Trusts, Estates, Guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity.

Instructions: On the first name line, print the first name, middle initial, and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first name line. Following the name, print the fiduciary title, such as trustee, executor, personal representative, etc. On the second name line, print the name of the maker, donor or testator or the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.) In the blank after “Under Agreement Dated,” fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

If you have any questions regarding the offering, please call our Stock Information Center at [phone number] to speak to a representative of Sterne, Agee & Leach, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. – 4:00 p.m., Eastern Time, and will be open Saturday, [month day], 2014 between 10:00 a.m. – 4:00 p.m. You may want to meet in person with a representative by visiting our Stock Information Center located at our office at 67 Prospect Street, Peabody, MA. The Stock Information Center will be closed on bank holidays.

(See Reverse Side for Stock Order and Certification Form Instructions)